Exhibit 99.1

PRESS RELEASE

US $

Resolute to Sell Catawba, SC, Paper and Pulp Mill

MONTREAL, CANADA, October 2, 2018 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today announced that it has entered into a definitive asset purchase agreement with New-Indy Containerboard, LLC (“New-Indy”) for the sale of its Catawba, South Carolina, paper and pulp mill, for a total purchase price of about $300 million, consisting of $260 million in cash, subject to customary closing adjustments, and the assumption of approximately $40 million of balance sheet liabilities, largely net pension benefit obligations.

Catawba’s operation includes a kraft mill and a pulp dryer to produce market pulp, a thermomechanical pulp mill as well as a lightweight coated paper machine. The facility currently employs 460 people.

Under the terms of the asset purchase agreement, New-Indy will offer employment to Catawba employees effective upon closing of the transaction, which is expected at or around year-end. The sale is subject to certain closing conditions.

“This transaction will allow us to realize significant value for an asset whose greatest earnings potential lies with the investment in and diversification of the mill’s operations, as proposed by New-Indy,” stated Yves Laflamme, president and chief executive officer of Resolute. “We are pleased that the mill will continue to operate and benefit the local community, both economically and socially.”

Without the Catawba operations, we estimate that Resolute’s operating income, excluding depreciation and amortization, for the 12 months ended June 30, 2018, would have been approximately $25 million, or 5%, lower. Including depreciation and amortization of $15 million, the operating income would have been about $10 million lower. These figures are not indicative of expected results for periods subsequent to June 30, 2018, particularly in light of recent price increases for market pulp and coated paper products.

“We expect to use the proceeds from this asset sale to further reduce our net debt and improve shareholder value,” added Laflamme. “We will continue to explore high-return strategic opportunities to grow our core businesses in line with our transformation strategy. Over the coming days, we will communicate with our customers to discuss the impact of the transaction and the transition of supply for their orders of lightweight coated paper and market pulp.”

New-Indy is an independent manufacturer and supplier of recycled containerboard to the corrugated box industry. The company was formed in 2012 as a joint venture by The Kraft Group, LLC and Schwarz Partners, LP. Headquartered in Ontario (California), New-Indy operates manufacturing facilities in Ontario and Oxnard (California), Peoria (Illinois) and Hartford City (Indiana), along with a recycling facility in Kendalville (Indiana).

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release that are not reported financial results or other historical information of Resolute Forest Products Inc., its subsidiaries and affiliates are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements regarding the proposed sale of the Catawba, South Carolina paper and pulp mill (the “Business”), including the satisfaction or waiver of closing conditions and the anticipated benefits and use of proceeds. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “believes,” “estimates,” “projects,” “anticipates,” “forecast,” “intend,” “project,” “potential,” “target,” “should, “would,” “could,” “will,” “may,” “expect,” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on Resolute’s management’s current assumptions, beliefs, and expectations, all of which involve a number of business risks and uncertainties that could cause actual performance or outcomes to differ materially from those expressed in this press release. Such risks and uncertainties include, among other things, any delays in receiving required regulatory approvals, the risk that disruption resulting from the sale of the Business may adversely affect the Resolute’s businesses and business relationships, including with employees, suppliers or customers, or delays in satisfying other closing conditions and disruptions in the global credit and financial markets that could have a negative impact on the completion of the sale of the Business. Additional information regarding factors that may cause actual results to differ materially from these forward-looking statements is available in Resolute’s filings with the SEC, including the risks and uncertainties identified in Part I, Item 1A – Risk Factors of Resolute’s annual report on 10-K for the year ended December 31, 2017.

All forward-looking statements in this press release are expressly qualified by the cautionary statements set out or referred to above and in Resolute’s filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 manufacturing facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts

Investors Silvana Travaglini Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Debbie Johnston Director, U.S. Public Affairs and Government Relations 936-414-1876 debbie.johnston@resolutefp.com